Exhibit 10.17
CREDIT ACCEPTANCE CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

Credit Acceptance Corporation (the “Corporation”) hereby grants you, Brett A. Roberts (the “Participant”), a Restricted Stock Award (the “Award”) under the Credit Acceptance Corporation 2004 Incentive Compensation Plan, dated as of April 1, 2004, as amended April 3, 2009 (the “Plan”).  The terms and conditions of the Award are set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety.

Grant Date:	March 26, 2012
Total Restricted Shares:	190,000
Performance Period:	See Appendices A and B

TERMS AND CONDITIONS

1.           Definitions. In this Award Agreement:

“Change in Control” shall have the meaning set forth in the Plan; provided, however, that a Change in Control shall not occur by reason of a Business Combination following which (i) individuals or entities who were the beneficial owners of at least 35% of the outstanding Common Stock and outstanding Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 35% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Surviving Corporation and/or (ii) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors immediately prior to the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

“Dividend Reference Time” means, for any dividend, (i) if the Common Stock is traded on an exchange or market, the close of the trading day immediately preceding the first day on which the Common Stock trades on the applicable exchange or in the applicable market without the right to receive such dividend or (ii) if the Common Stock is not so traded, the record date for such dividend.

“Dividend Percentage” means, for any dividend paid in respect of the Common Stock, a percentage equal to (i) the aggregate amount of cash paid in such dividend, divided by (ii) the aggregate Fair Market Value of the Fully Diluted Common Stock as of the Dividend Reference Time for such dividend.

 “Fully Diluted Common Stock” means, as of any time, the total number of shares of the Common Stock then outstanding plus (without duplication) all options, warrants and other securities or instruments of the Company issued and outstanding that are convertible, exercisable or exchangeable for shares of Common Stock, but only to the extent that such options, warrants, and other such securities or instruments are then vested or exercisable.

“Grant A Restricted Shares” means the ninety-thousand (90,000) Restricted Shares vesting based on the performance measure and schedule set forth in Appendix A to this Award Agreement.

“Grant B Restricted Shares” means the one-hundred thousand (100,000) Restricted Shares vesting based on the performance measure and schedule set forth in Appendix B to this Award Agreement.

“Maximum Released Shares” means a number of Grant A Restricted Shares, initially equal to zero (0), as recalculated from time to time pursuant to paragraph 4 of this Award Agreement.

“Maximum Vested Shares” means, as of any particular time, a number equal to (i) the maximum number of Grant A Restricted Shares that could have vested pursuant to Appendix A of this Award Agreement as of such time plus (ii) the maximum number of RSUs that could have vested pursuant to Appendix A of the Restricted Stock Unit Award Agreement, dated as of March 26, 2012, between the parties hereto, as of such time.

“Net Shares” means the vested Grant A Restricted Shares held by the Participant after subtracting any shares withheld by the Corporation in payment of tax withholding obligations pursuant to paragraph 9.

“Performance Percentage” means, as of any particular time, a percentage equal to (i) the number of Grant A Restricted Shares that have vested pursuant to Appendix A of this Award Agreement as of such time plus (ii) the number of RSUs that have vested pursuant to Appendix A of the Restricted Stock Unit Award Agreement, dated as of March 26, 2012, between the parties hereto, as of such time, divided by (ii) the Maximum Vested Shares as of such time.

“Released Shares” means a number of Grant A Restricted Shares, initially equal to zero (0), as recalculated from time to time pursuant to paragraph 4 of this Award Agreement.

“Repurchase Percentage” means, for any particular calendar year, a percentage equal to (i) the number of shares of the Common Stock repurchased by the Corporation during such calendar year (including any number of shares repurchased in any issuer self tenders) divided by (ii) the number of shares of Fully Diluted Common Stock as of the close of the trading day immediately preceding the first day of such calendar year.

“Restricted Shares” means the total of one-hundred ninety-thousand (190,000) shares of Restricted Stock comprising the Award granted to the Participant pursuant to the Plan and this Award Agreement.

“RSUs” means the three hundred ten thousand (310,000) Restricted Stock Units vesting based on the performance measure and schedule set forth in Appendix A to the Restricted Stock Unit Award Agreement, dated as of March 26, 2012, between the parties hereto.

“Vested Shares” means, collectively, the vested Grant A Restricted Shares and the vested RSUs granted to and held by Participant.

All other capitalized terms have the meaning ascribed to them in the Plan, unless specifically set forth otherwise herein.

2.           No Effect on Employment. Nothing in the Plan or this Award Agreement shall confer upon the Participant any right to continue in the employ or service of the Corporation or any Affiliate.  The terms of the Participant’s employment will be determined from time to time by the Corporation or the Affiliate employing the Participant (as the case may be), and the Corporation or the Affiliate will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant, or to terminate the employment of the Participant, at any time for any reason whatsoever, with or without cause.  If the Participant has a written employment agreement with Corporation or any Affiliate which contains different or additional provisions relating to Plan awards, or otherwise conflicts with the terms of this Award Agreement, the provisions of the employment agreement will govern.

3.           Restricted Period and Vesting. The Restricted Shares shall vest in accordance with the performance measures and schedules set forth in Appendices A and B of this Award Agreement, as applicable, provided, in each case, that the Participant is employed by the Corporation as its Chief Executive Officer through the applicable vesting date.  The period prior to the date on which the Restricted Shares vest is referred to herein as the “Restricted Period.”

4.           Additional Sales Restrictions.  Except as otherwise permitted by the Corporation in paragraph 13 or otherwise, and in addition to the restrictions set forth in paragraph 13, following the expiration of the Restricted Period, the Participant may not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, sell, assign, transfer, or otherwise dispose of, or pledge, encumber or otherwise hypothecate (each a “Transfer”) any Net Shares until the occurrence of the dates or events set forth in this paragraph 4 (the “Additional Sales Restrictions”).  The Participant may be required to execute and deliver such other agreements as may be reasonably requested by the Corporation that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing, the Corporation may impose stop-transfer instructions with respect to such shares until the end of such period, or place legends on stock certificates issued pursuant to the Plan restricting the Transfer of such shares until the end of such period.   In addition to any other remedies the Corporation has at law or equity arising out of or relating to any violation of the Additional Sales Restrictions, in the event of any Transfer of Net Shares, or entering into an agreement to Transfer any Net Shares, in violation of the Additional Sales Restrictions, the Participant shall be required to remit to the Corporation an amount equal to the Fair Market Value of the shares on the date of the Transfer.

a)           General.   On each of December 31, 2022, 2023, 2024, 2025 and 2026, the Additional Sales Restrictions on the Net Shares shall terminate ratably as to 20% of the Net Shares as of December 31, 2022.

b)           Released Shares. The Participant shall be permitted to transfer any number of Net Shares, without violating the Additional Sales Restrictions, if, immediately after giving effect to such Transfer, the total number of Net Shares Transferred since the Grant Date would be less than or equal to the Released Shares as determined below.

(i)           Repurchases.  On each March 1st through and including March 1, 2022:

(1) the Maximum Released Shares shall, on such date and effective until next recalculated, be increased by (x) (1) the Maximum Vested Shares as of such date minus (2) the Released Shares as of the previous date multiplied by (y) the Repurchase Percentage for the previous calendar year, and

(2) the Released Shares shall, on such date and effective until next recalculated, be increased by (x) (1) the Maximum Released Shares as of such date, minus (2) the Released Shares as of the previous date multiplied by (y) the Performance Percentage as of such date.

(ii)           Dividends.  On the date of payment by the Corporation of a dividend with respect to the Common Stock, through and including December 30, 2022:

(1) the Maximum Released Shares shall, on such date and effective until next recalculated, be increased by (x) the Maximum Vested Shares minus the Released Shares, in each case as of the Dividend Reference Time for such dividend, multiplied by (y) the Dividend Percentage for such dividend, and

(2) the Released Shares shall, on such date and effective until next recalculated, be increased by (x) (1) the Maximum Released Shares as of such date, minus (2) the Released Shares as of the previous date, multiplied by (y) the Performance Percentage as of the Dividend Reference Time.

(iii)           Recalculation of Released Shares.  If, pursuant to any provision of this paragraph 4, the Released Shares or the Maximum Released Shares would otherwise be recalculated to equal a fractional number, then, notwithstanding such other provision, the Released Shares shall equal the next whole number greater than such fractional number.

An example of the application of this paragraph 4(b) is set forth in Appendix D to this Award Agreement.

c)           Notice.  The Participant shall provide written notice to the Corporation at least five (5) business days prior to Transferring any Net Shares in reliance on any provision of this paragraph 4.

d)           Equitable Adjustment.  In addition to and not in limitation of paragraph 16 of this Agreement and Section 6.01 of the Plan, if a dividend or other distribution  (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this paragraph 4, the Committee may equitably adjust the result of any calculation of the Released Shares performed pursuant to any provision of this paragraph 4.

5.           Dividends. Any dividends paid in respect of Restricted Shares prior to the date on which the Restricted Shares vest will be converted into additional Restricted Shares by dividing (i) the aggregate amount or value of the dividends paid with respect to such unvested Restricted Shares by (ii) the Fair Market Value per share of Common Stock on the payment date for such dividend.  Any additional Restricted Shares issued pursuant to this paragraph shall be subject to same vesting provisions as the underlying Restricted Shares.

6. Termination of Employment. Notwithstanding paragraph 3, if the Participant ceases to be employed by the Corporation as its Chief Executive Officer during the applicable Restricted Period for any reason, any Restricted Shares as to which the Restricted Period has not yet lapsed or been waived shall be forfeited by the Participant.  For the avoidance of doubt, termination for any reason under any circumstance will have no effect on (i) the termination of the Additional Sales Restrictions on each of December 31, 2022, 2023, 2024, 2025 and 2026 pursuant to paragraph 4(a) or (ii) the increase in Released Shares and other related calculations pursuant to paragraph 4(b).

7. Forfeiture. Restricted Shares that are forfeited pursuant to paragraph 6 shall be deemed automatically transferred to and reacquired by the Corporation at no cost to the Corporation upon the date of the forfeiture.  The Participant hereby appoints the Corporation, with full power of substitution, as the Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer any certificate or certificates evidencing such unvested Restricted Shares to the Corporation upon forfeiture.

8. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event of a Change in Control, any Restricted Shares as to which the Restricted Period has not yet lapsed will vest immediately, as provided by Section 6.02 of the Plan.

9. Taxes. Notwithstanding any contrary provision of this Award Agreement, Restricted Shares may not be Transferred (even after the Restricted Period ends), and no certificate representing Restricted Shares may be released from the escrow established pursuant to paragraph 14, unless and until satisfactory arrangements (as determined by the Committee) are made by the Participant with respect to the payment of income and employment taxes, if any, which the Corporation determines must be withheld with respect to the Restricted Shares. The Participant may satisfy such tax withholding obligation, if any, in whole or in part, pursuant to such procedures as the Committee may specify from time to time, by (a) electing to surrender to the Corporation Restricted Shares otherwise scheduled to vest, (b) delivering to the Corporation already vested and owned Shares having a Fair Market Value equal to the minimum amount required to be withheld or (c) cash or check.  If the Participant does not deposit with the Corporation (on or before the date taxes are to be remitted by the Corporation) the full required amount then due for taxes, if any, before a certificate for any shares is delivered, the Corporation shall sell (in a market transaction or in a non-market transaction at the market price) sufficient vested shares held for the Participant and deduct such taxes from the proceeds of sale.  If the Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Shares as of the date of grant of the Restricted Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall deliver a copy of such election to the Corporation immediately after filing such election with the Internal Revenue Service, together with any tax withholding required by the Committee. Neither the Corporation nor any Affiliate nor the Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Award Agreement.

10. Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a shareholder of the Corporation in respect of any Restricted Shares deliverable hereunder unless and until such Restricted Shares have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and (if certificated) delivered to the Participant or the Escrow Agent.  Except as provided in Part III of the Plan, after such issuance, recordation, and delivery, the Participant will have all the rights of a shareholder of the Corporation with respect to voting such Restricted Shares and receipt of dividends and distributions on such Restricted Shares (subject to the terms of this Award Agreement, including without limitation, paragraphs 4 and 5).  The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports, and other related documents.  If the Corporation establishes procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), the Participant hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  The Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Corporation to provide administrative services related to the Plan, including any program adopted under the Plan.  Delay in delivery or transfer of share rights shall not result in postponement of taxability associated with lapse of restrictions upon vesting, unless such postponement shall be warranted as a result of a bona fide dispute or as otherwise permitted by Code Section 409A and regulations thereunder.

11. Additional Conditions to Release from Escrow. If at any time the Corporation determines, in its discretion, that the listing, registration, or qualification of the Restricted Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition to the release of the Restricted Shares from the restrictions on Transfer contained in this Award Agreement (and, if applicable, the escrow established pursuant to paragraph 14), such release will not occur unless and until such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Corporation.  The Corporation will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

12. Notices. Any notice under this Award Agreement shall be addressed to the Corporation in care of its Secretary at the principal executive office of the Corporation and to the Participant at the address appearing in the personnel records of the Corporation for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

13. Transfer Restrictions. The Award and the rights and privileges conferred hereby may not be Transferred by the Participant except by will, by the laws of descent and distribution, by a domestic relations order, or as otherwise permitted by the Corporation (provided that, following such a permitted Transfer, the Award remains subject to the terms and conditions applicable to the Award prior to the Transfer, including but not limited to the restrictions on Transfer set forth in paragraph 4).  Upon any attempt by the Participant to Transfer in violation of this Agreement the Award, or any right or privilege conferred hereby, the Award and the Participant’s rights and privileges conferred hereby immediately will become null and void.

14. Uncertificated and Certificated Shares. The Corporation, at its option, may issue certificates representing Restricted Shares or may issue Restricted Shares without certificates. In either case, the Restricted Shares will be issued in the name of the Participant.  If the Restricted Shares are issued without certificates, a record of the number of shares so issued and other relevant information will be maintained by the transfer agent for the Common Stock, and, within a reasonable time after issuance, the Participant will receive a written statement of the information that would have appeared on the certificate if the Restricted Shares had been represented by a certificate.

If Restricted Shares are represented by a certificate, the certificate will be held by the Secretary of the Corporation as escrow agent (the “Escrow Agent”).  The Corporation may instruct the transfer agent for its Common Stock to place a legend on the certificates setting forth or referring to the restrictions on Transfer set forth in the Plan and this Award Agreement.

No certificates representing Restricted Shares will be delivered by the Corporation or the Escrow Agent to the Participant unless and until the Restricted Shares have vested, all other restrictions have lapsed (including, without limitation, the restrictions set forth in paragraph 4), and all other applicable terms and conditions in this Award Agreement have been satisfied.  Such certificates shall be delivered to the Participant no later than sixty (60) days following vesting, lapse of restrictions, and satisfaction of all applicable terms and conditions.

Whether or not the Restricted Shares are represented by a certificate, the Corporation may instruct the transfer agent for its Common Stock to note in its records the restrictions on Transfer set forth in the Plan and this Award Agreement.

15. Binding Agreement. Subject to the limitation on the transferability of the Award contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

16. Committee Authority. The Committee will have the power and discretion to interpret this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Award Agreement as are consistent herewith and with the Plan and consistent with this Award Agreement remaining exempt from Code Section 409A.  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Participant, the Corporation, and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement.

17. Code Section 162(m). It is intended that payments pursuant to this Award Agreement to a Participant who is a “covered employee” within the meaning of Code Section 162(m) constitute “qualified performance based compensation” within the meaning of Section 1.162-27(e) of the Income Tax Regulations.  To the maximum extent possible, this Award Agreement and the Plan shall be so interpreted and construed.

18. Captions. Captions in this Award Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19. Agreement Severable. In the event that any provision in this Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

20. Modifications to the Agreement. This Award Agreement and the Plan together constitute the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein and in the Plan. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Corporation.

21. Governing Law. This Award Agreement will be governed by, and construed in accordance with, the laws of the State of Michigan without regard to principles of conflict of laws.

22. Additional Actions. The parties will execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

23. Counterparts. This Award Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Award Agreement by such party.

IMPORTANT:

Your signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Plan, this Award Agreement, in its Appendices.  BY SIGNING THIS AWARD AGREEMENT, YOU ACKNOWLEDGE THE FOLLOWING:

1.   THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND THAT YOU HAVE READ THE PLAN, THIS AWARD AGREEMENT, AND ITS APPENDICES.

2.   THAT IF THERE IS ANY INCONSISTENCY BETWEEN THE TERMS OF THE PLAN AND THE TERMS OF THIS AWARD AGREEMENT AND ITS APPENDICES, THE PLAN’S TERMS SHALL SUPERSEDE AND REPLACE THE CONFLICTING TERMS OF THIS AWARD AGREEMENT AND ITS APPENDICES.

2.   THAT THE PLAN IS SUBJECT TO AMENDMENT AND THIS GRANT WILL BE SUBJECT TO THE TERMS OF ANY FUTURE AMENDMENT TO THE PLAN, PROVIDED THAT (A) SUCH AMENDMENT SHALL NOT ADVERSELY AFFECT YOUR RIGHTS THAT HAVE VESTED UNDER THIS AWARD AGREEMENT PRIOR TO THE EFFECTIVE DATE OF THE AMENDMENT AND (B) SUCH AMENDMENT SHALL NOT RESULT IN POSTPONEMENT OF TAXABILITY ASSOCIATED WITH LAPSE OF RESTRICTIONS UPON VESTING.

CREDIT ACCEPTANCE CORPORATION                                      Brett A Roberts
Participant

By      /s/ Kenneth S. Booth                                                                /s/ Brett A. Roberts
(Participant’s signature)

March 2012

Appendix A

On March 1, 2013, and on each of the nine subsequent anniversaries of such date, provided that the Participant is employed by the Corporation as its Chief Executive Officer through the applicable vesting date, a number of Grant A Restricted Shares shall vest equal to (A) the quotient of (i) the EVA Improvement (as defined in Appendix C) for the prior calendar year over (ii) the EVA Target Improvement (as defined in Appendix C), multiplied by (B) the total number of Grant A Restricted Shares; provided, however, that the cumulative number of Grant A Restricted Shares vested as of any single vesting date may not exceed the Cap (as defined in Appendix C).  The number of vesting Grant A Restricted Shares shall be rounded up, if necessary, to the next higher whole number of shares.  For the avoidance of doubt, if the EVA Improvement as of December 31, 2021 exceeds the EVA Target Improvement, each of the unvested Grant A Restricted Shares shall vest on March 1, 2022, provided that the Participant is employed by the Corporation as its Chief Executive Officer through March 1, 2022, notwithstanding the Company’s EVA for the prior calendar years.  Once the Grant A Restricted Shares vest, they shall remain vested regardless of the future performance of the Corporation.

The following examples illustrate the vesting schedule of Grant A Restricted Shares under this Appendix:

a)
In General. If the Corporation’s EVA for the 2012 calendar year is ten-million dollars ($10,000,000) greater than the Corporation’s EVA for 2011, four-thousand five-hundred (4,500) Grant A Restricted Shares  shall vest on March 1, 2013 ($10,000,000/$200,000,000*90,000).

b)
Cumulative EVA Measurement. If the Corporation’s EVA for the 2012 calendar year is twenty-million dollars ($20,000,000) less than the Corporation’s EVA for the 2011 calendar year and the Corporation’s EVA for the 2013 calendar year is thirty-million dollars ($30,000,000) more than the Corporation’s EVA for the 2012 calendar year, zero (0) Grant A Restricted Shares shall vest on March 1, 2013, but four-thousand five-hundred (4,500) Grant A Restricted Shares shall vest on March 1, 2014 ($10,000,000/$200,000,000*90,000) due to the ten-million dollar ($10,000,000) cumulative EVA improvement in 2013 relative to 2011.

c)
Cap and Carryover. The Corporation’s EVA for the 2012 calendar year is thirty-million  dollars ($30,000,000) greater than the Corporation’s EVA for the 2011 calendar year, entitling the Participant, absent the Cap, to the vesting of thirteen-thousand five-hundred (13,500) Grant A Restricted Shares on March 1, 2013 ($30,000,000/$200,000,000*90,000).  However, the application of the Cap results in only nine-thousand (9,000) Grant A Restricted Shares (9,000*(2012-2011)) vesting on March 1, 2013.  If EVA growth remains flat in 2013, four-thousand five-hundred (4,500) Grant A Restricted Shares ($10,000,000/$200,000,000*90,000) shall nonetheless vest on March 1, 2014, reflecting credit for the EVA improvement of ten million dollars ($10,000,000) relative to 2011 for which Grant A Restricted Shares had not yet vested because of the application of the cap on March 1, 2013.

d)
No Double Credit. The Corporation’s EVA for the 2012 calendar year is twenty million dollars ($20,000,000) greater than the Corporation’s EVA for the 2011 calendar year, resulting in the vesting of the nine-thousand (9,000) Grant A Restricted Shares on March 1, 2013 ($20,000,000/$200,000,000*90,000).  For the 2013 calendar year, the Corporation’s EVA decreases by twenty-million dollars ($20,000,000), erasing the 2012 EVA Improvement.  If the Corporation’s EVA for the 2014 calendar year then increases by twenty-million dollars ($20,000,000) over the Corporation’s EVA for the 2013 calendar year, zero (0) Grant A Restricted Shares vest on March 1, 2015, since nine-thousand (9,000) Grant A Restricted Shares have already vested on March 1, 2013 on account of the total cumulative twenty-million dollar ($20,000,000) EVA improvement over the entire period relative to 2011.

A-1

Appendix B

On March 1, 2023, and on each of the four subsequent anniversaries of such date, twenty-thousand (20,000) Grant B Restricted Shares shall vest, provided that the Corporation’s EVA (as defined in Appendix C) for the applicable year is at least $343,143,000 and provided further that the Participant is employed by the Corporation as its Chief Executive Officer through the applicable vesting date.  Once Grant B Restricted Shares vest, they shall remain vested regardless of the future performance of the Corporation.

B-1

Appendix C

“Cap” means a number of Grant A Restricted Shares equal to nine-thousand (9,000) multiplied by the number of full calendar years that have elapsed since January 1, 2012.

“EVA” means the Corporation’s calculation of economic profit as reported in the Corporation’s quarterly earnings releases.  Economic profit is a measure of profitability that differs from net income because economic profit considers a cost of equity while net income does not (if additional shares of Common Stock are issued (other than issuances made pursuant to the Company’s equity compensation programs), the cost of equity related to such shares is to be agreed upon by the Committee and the Participant immediately before the issuance). Economic profit is equal to the Corporation’s return on capital, less its cost of capital, multiplied by the average amount of capital employed during the period.  As reported in its press releases, the Corporation’s calculation of economic profit is based upon adjusted earnings, or GAAP net income adjusted for certain items. The adjustments can be grouped in the following categories:

(1)         The Floating Yield Adjustments as reported in the Corporation’s press releases,

(2)         Adjustments made to eliminate the impact of different accounting treatments of certain items in the periods being compared,

(3)         Adjustments made to eliminate the impact of non-recurring items,

(4)         Adjustments made to eliminate the non-cash impact of valuing interest rate derivative products at fair value,

(5)         Adjustments made to eliminate the results of discontinued operations,

(6)         Adjustments made to eliminate any inconsistency in the tax rates used in the periods being compared.

“EVA Improvement” means the increase in the Corporation’s EVA for the applicable calendar year minus the Corporation’s 2011 EVA; provided, however, that the Participant shall not receive credit towards vesting under this Award Agreement for the same increase in EVA relative to the Corporation’s EVA for the 2011 calendar year more than once (see example (d) in Appendix A).

“EVA Target Improvement” means two hundred million dollars ($200,000,000.00).

C-1

Appendix D

If, for example,

1.	as of the close of the trading day immediately preceding the first day of calendar year 2012, there were one hundred million (100,000,000) shares of Fully Diluted Common Stock;

2.	during calendar year 2012, the Corporation repurchased one million (1,000,000) shares of the Common Stock (including 500,000 shares of the Common Stock purchased in an issuer tender offer); and

3.	on March 1, 2013, the number of Vested Shares increased from zero (0) to twenty thousand (20,000);

then

4.
on March 1, 2013, the Maximum Released Shares shall be increased by four hundred (400) (((500,000+500,000) ÷ 100,000,000) * (40,000-0)), for a total of four hundred (400) Maximum Released Shares, and the Released Shares shall be increased by two hundred (200) ((400-0) * (20,000 ÷ 40,000)), for a total of two hundred (200) Released Shares;

and, further, if

5.	on March 15, 2013, the Corporation pays a dividend with respect to the Common Stock consisting, in the aggregate, of ninety-nine million dollars ($99,000,000); and

6.
as of the Dividend Reference Time for such dividend, there were ninety-nine million (99,000,000) shares of Fully Diluted Common Stock, and the Common Stock traded at one hundred dollars ($100) per share;

then

7.
on March 15, 2013, the Maximum Released Shares shall be increased by three hundred ninety-eight (398) (($99,000,000 ÷ ($100/share * 99,000,000 shares)) * (40,000-200)), for a total of seven hundred ninety-eight (798) Maximum Released Shares, and the Released Shares shall be increased by two hundred ninety-nine (299) ((798-200) * (20,000 ÷ 40,000)), for a total of four hundred ninety-nine (499) Released Shares;

D-1

and, further, if

8.	as of the close of the trading day immediately preceding the first day of calendar year 2013, there were ninety-nine million (99,000,000) shares of Fully Diluted Common Stock;

9.	during calendar year 2013, the Corporation repurchased nine hundred ninety thousand (990,000) shares of the Common Stock; and

10.	on March 1, 2014, the number of Vested Shares increased from twenty thousand (20,000) to eighty thousand (80,000);

then

11.
on March 1, 2014, the Maximum Released Shares shall be increased by seven hundred ninety-six (796) ((80,000-499) * (990,000 ÷ 99,000,000)), for a total of one thousand five hundred ninety-four (1,594) Maximum Released Shares, and the Released Shares shall be increased by one thousand ninety-five (1,095) ((1,594-499) * (80,000 ÷ 80,000)), for a total of one thousand five hundred ninety-four (1,594) Released Shares.

D-2